SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 1, 2004

Wells Real Estate Fund II

(Exact Name of Registrant as Specified in Charter)

Georgia	0-16518	58-1678709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Sale of Assets

Brookwood Grill

On July 1, 2004, Fund II and Fund III Associates, a joint venture between Fund II and Fund II-OW and Wells Real Estate Fund III, L.P., sold a restaurant containing approximately 7,400 square feet located in Roswell, Georgia (“Brookwood Grill”) to an unaffiliated third-party for approximately $2.4 million. Fund II and Fund II-OW is a joint venture between Wells Real Estate Fund II (the “Registrant”) and Wells Real Estate Fund II-OW. The Registrant owns approximately 59.0% of the equity in Fund II and Fund III Associates.

As a result of the sale, Fund II and Fund III Associates received net sale proceeds of approximately $2,319,000, of which approximately $1,369,000 were allocable to the Registrant, and expects to recognize a gain of approximately $868,000, of which approximately $513,000 would be allocable to the Registrant.

880 Holcomb Bridge

On July 1, 2004, Fund II, III, VI and VII Associates, a joint venture between Fund II and Fund III Associates, Wells Real Estate Fund VI, L.P., and Wells Real Estate Fund VII, L.P. sold an office/retail center containing approximately 49,500 square feet located in Roswell, Georgia (“880 Holcomb Bridge”) to an unaffiliated third-party for approximately $7.1 million. The Registrant owns approximately 13.8% of the equity in Fund II, III, VI and VII Associates.

Fund II, III, VI and VII Associates received net sale proceeds of approximately $6,898,000, of which approximately $954,000 were allocable to the Registrant. Fund II, III, VI and VII Associates expects to recognize an immediate gain on the sale of 880 Holcomb Bridge of approximately $1,866,000 and record a deferred gain of approximately $160,000. The deferred gain represents Fund II, III, VI and VII Associates’ maximum exposure related to a rental guarantee for certain space at 880 Holcomb Bridge. Additional gain will be recognized monthly to the extent that the space subject to the guarantee leases or remains leased up to $8,888 per month for a period of 18 months. The Registrant expects to be allocated an immediate gain of approximately $258,000, and a deferred gain of approximately $22,000.

Item 7. Financial Statements and Exhibits

(b) Pro Forma Financial Information. As it is impracticable for the Registrant to provide the required pro forma financial statements at the time of this filing, the Registrant confirms that it intends to file the required financial statements on or before September 14, 2004, by amendment to this Form 8-K, which is within the 60-day period allowed to file such an amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND II
(Registrant)

By:	WELLS CAPITAL, INC.
General Partner

	By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ Leo F. Wells, III
LEO F. WELLS, III
General Partner

Date: July 16, 2004

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